UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On December 7, 2009, New York Community Bancorp, Inc. (the “Company,” “we,” or “us”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, New York Community Bank (the “Community Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on December 4, 2009, pursuant to which the Community Bank assumed the deposits and other liabilities and acquired certain assets of AmTrust Bank (“AmTrust”), a savings bank headquartered in Cleveland, Ohio (the “AmTrust acquisition”). In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01. In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, “Financial Statements of Acquired Troubled Financial Institutions” (“SAB 1:K”), and a request for relief submitted to the Securities and Exchange Commission in accordance therewith, the Company has omitted certain financial information of AmTrust required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the AmTrust acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective December 4, 2009, the Community Bank assumed the deposits and other liabilities and acquired certain assets of AmTrust from the FDIC as receiver for AmTrust, pursuant to the terms of a purchase and assumption agreement entered into by the Community Bank and the FDIC on December 4, 2009 (the “Agreement”). On December 5, 2009, the former AmTrust branch offices (29 in Ohio, 25 in Florida, and 12 in Arizona) opened as branches of New York Community Bank.

Under the terms of the Agreement, the Community Bank acquired certain assets of AmTrust, including certain one- to four-family mortgage and other loans, and assumed certain liabilities, including insured and uninsured deposits, but excluding brokered deposits. Based on the closing with the FDIC as of December 4, 2009, the Community Bank (a) acquired $5.0 billion in loans, $760.0 million in investment securities, $4.0 billion in cash and cash equivalents (including $3.2 billion due from the FDIC), and $1.2 billion in other assets; and (b) assumed $8.2 billion in deposits, $2.6 billion in borrowings, and $95.8 million in other liabilities. The foregoing amounts are estimates and are subject to adjustment, based upon final settlement with the FDIC.

In addition, as part of the consideration for the transaction, the Company issued an equity appreciation instrument to the FDIC. Under the terms of the equity appreciation instrument, the FDIC had the opportunity to obtain, at the sole option of the Company, a cash payment or shares of its common stock with a value equal to the product of (a) 25 million and (b) the amount by which the average of the volume weighted average price of its common stock for each of the two New York Stock Exchange (“NYSE”) trading days immediately prior to the exercise of the equity appreciation instrument exceeded $12.33. The equity appreciation instrument was exercisable by the FDIC from December 9, 2009 through December 23, 2009. The FDIC exercised the equity appreciation instrument and such exercise was settled in cash by the Company.

The terms of the Agreement provide for the FDIC to indemnify the Community Bank against claims with respect to liabilities of AmTrust not assumed by the Community Bank and certain other types of claims listed in the Agreement.

As part of the AmTrust acquisition, the Community Bank and the FDIC entered into loss sharing agreements (the “loss sharing agreements”) with regard to approximately $5.0 billion of AmTrust’s loans. We refer to these loans as “covered loans.” The Community Bank will share in the losses on loans with the FDIC as specified in the loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Community Bank for 80% of losses up to $907 million with respect to the covered loans. The FDIC will reimburse the Community Bank for 95% of losses in excess of $907 million with respect to the covered loans. Furthermore, the Community Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Community Bank 80% reimbursement under the loss sharing agreements, and for 95% of recoveries with respect to losses for which the FDIC paid the Community Bank 95% reimbursement under the loss sharing agreements.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which, including the loss sharing agreements, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on December 4, 2009, the Community Bank acquired certain assets and assumed certain liabilities of AmTrust pursuant to the Agreement. Among the significant elements of the Agreement are the loss sharing agreements between the Community Bank and the FDIC. Under these loss sharing agreements, the FDIC will reimburse the Community Bank for a substantial portion of any future losses on the acquired loans. We refer to the acquired loans subject to the loss sharing agreements collectively as “covered loans.” Under the terms of such loss sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $907 million of losses on the covered loans, and will absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $907 million. The loss sharing agreement applicable to single-family residential mortgage loans and home equity lines of credit (“HELOCs”) provides for FDIC loss sharing and the Community Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to consumer loans provides for FDIC loss sharing for five years and the Community Bank reimbursement to the FDIC for eight years, in each case, on the same terms and conditions as described above.

In addition, the Community Bank agreed to pay to the FDIC, on January 18, 2020 (the “True-Up Measurement Date”), half of the amount, if positive, calculated as (1) $181,400,000 minus (2) the sum of (a) 25% of the asset discount bid made in connection with the AmTrust acquisition, (b) 25% of the Cumulative Shared-Loss Payments (as defined below), and (c) the sum of the period servicing amounts for every consecutive twelve-month period prior to, and ending on, the True-Up Measurement Date in respect of each of the shared loss agreements during which the applicable shared loss agreement is in effect (with such period servicing amounts to equal, for any twelve-month period with respect to which each of the shared loss agreements during which such shared loss agreement is in effect, the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period and 1%). For the purposes of the above calculation, Cumulative Shared-Loss Payments means (i) the aggregate of all of the payments made or payable to the Community Bank under the shared-loss agreements minus (ii) the aggregate of all of the payments made or payable to the FDIC under the shared-loss agreements.

The above reimbursable losses and recoveries are based on the book value of the relevant loans and other assets as determined by the FDIC as of the effective date of the AmTrust acquisition. The amount that the Community Bank realizes on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods.

The AmTrust acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the December 4, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. The application of the acquisition method of accounting resulted in a gain of $139.6 million, equivalent to $84.2 million after tax. This gain will be recorded in the Company’s consolidated statement of income and comprehensive income that is included in its Form 10-K for the year ended December 31, 2009. Such gain represents the excess of the estimated fair value of the assets acquired plus the consideration received from the FDIC over the estimated fair value of the liabilities assumed.

Financial Condition

The transaction resulted in significant increases in the Company’s assets and liabilities.

Investment Portfolio

We acquired $760.0 million of investment securities at estimated fair value in the AmTrust acquisition. We also acquired $110.6 million in Federal Home Loan Bank (“FHLB”) of Cincinnati stock.

The following table presents the composition of the investment securities acquired at December 4, 2009:

(unaudited) (in thousands)	December 4, 2009
Mortgage-related Securities:
Government-sponsored enterprise (“GSE”) certificates	$121,846

Total mortgage-related securities	121,846

Other Debt Securities:
U.S. Treasury obligations	607,958
GSE debentures	30,212

Total other debt securities	638,170

Total securities acquired	$760,016

The following table presents a summary of yields and contractual maturities of the investment securities acquired at December 4, 2009:

	One Year or Less		Over One Year Through Five Years		Over Five Years Through Ten Years		Over Ten Years		Total
(unaudited) (dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Mortgage-backed Securities:
GSE certificates	$—	—%	$70	1.85%	$565	3.35%	$121,211	4.33%	$121,846	4.32%
Other Debt Securities:
U.S. Treasury obligations	548,485	0.20	59,473	1.20	—	—	—	—	607,958	0.30
GSE debentures	30,212	0.31	—	—	—	—	—	—	30,212	0.31

Investment securities acquired	$578,697	0.21%	$59,543	1.20%	$565	3.35	$121,211	4.33%	$760,016	0.94%

Covered Loans

The following table presents the balance of each major category of loans acquired in the AmTrust acquisition at the acquisition date.

	December 4, 2009
(unaudited) (dollars in thousands)	Amount	Percent of Covered Loans
Loan Category:
One- to four-family mortgage loans	$5,554,652	93.2%
HELOCs	404,130	6.7
Consumer loans	3,304	0.1

Total loans	5,962,086	100.0%

Total discount resulting from acquisition date fair value adjustment	(946,083)

Net loans acquired	$5,016,003

We refer to the loans acquired in the AmTrust acquisition as “covered loans” as we will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss sharing agreements. Covered loans are accounted for under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310-30 (“Loans and Debt Securities Acquired with Deteriorated Credit Quality”) and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. At the December 4, 2009 acquisition date, we estimated the fair value of the AmTrust loan portfolio, excluding loans held for sale, at $4.7 billion, which represents the expected cash flows from the portfolio discounted at market-based rates. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”); and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is referred to as the “nonaccretable difference.” The nonaccretable difference represents an estimate of the credit risk in the AmTrust loan portfolio at the acquisition date. We estimated the cash flows expected to be collected by using credit risk, interest rate risk, and prepayment risk models, which incorporate our best estimate of current key assumptions, such as default rates, loss severity rates, and prepayment speeds. Under FASB ASC Topic 310-30, purchasers are permitted to aggregate acquired loans into one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

At December 4, 2009, the undiscounted contractual principal and interest cash flows for the covered loans were $8.0 billion and the nonaccretable difference was $1.2 billion.

The accretable yield on covered loans is the excess of the cash flows expected to be collected over the estimated fair value of the loans. At December 4, 2009, such accretable yield was approximately $2.1 billion.

As part of the acquisition, we also established an FDIC loss share receivable, which represents the present value of the estimated losses on covered assets to be reimbursed by the FDIC. The estimated losses were based on the same cash flow estimates used in determining the fair value of the covered loans. The FDIC loss share receivable will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will result in an increase in the FDIC loss share receivable. Conversely, if realized losses are less than acquisition date estimates, the FDIC loss share receivable will be reduced.

Covered loans under the loss sharing agreements with the FDIC are reported exclusive of the FDIC loss share receivable. The covered loans acquired in the AmTrust transaction are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the December 4, 2009 acquisition date, the decrease in the present value of expected cash flows will be recorded as a provision for covered loan losses charged to earnings and an allowance for covered loan losses will be established. A related credit to income and an increase in the FDIC loss share receivable will be recognized at the same time, measured based on the loss share percentages described above.

There were $55.1 million in covered loans that were delinquent at December 4, 2009.

A summary of the covered loans acquired in the AmTrust acquisition as of December 4, 2009 and the related fair value adjustment follows:

(unaudited) (in thousands)	Loan Balances	Fair Value Adjustment	Fair Value
Loan Category:
One- to four-family mortgage loans	$5,554,652	$(853,061)	$4,701,591
HELOCs	404,130	(92,119)	312,011
Consumer loans	3,304	(903)	2,401

Total	$5,962,086	$(946,083)	$5,016,003

Loan Interest Rate Sensitivity

The following tables present an interest rate sensitivity analysis with respect to certain individual categories of loans acquired, and provide separate analyses with respect to fixed rate loans and floating rate loans as of December 4, 2009. The amounts shown in the tables are unpaid balances.

	Repricing or Maturing in
(unaudited) (in thousands)	One Year or Less	Over One to Five Years	Over Five Years	Total
Loan Category:
One- to four-family mortgage loans	$1,662,019	$2,129,992	$1,762,641	$5,554,652
HELOCs	402,691	—	1,439	404,130
Consumer loans	3,304	—	—	3,304

Total	$2,068,014	$2,129,992	$1,764,080	$5,962,086

(unaudited) (in thousands)	Fixed Rate	Floating Rate	Total
Loan Category:
One- to four-family mortgage loans	$1,723,524	$3,831,128	$5,554,652
HELOCs	1,439	402,691	404,130
Consumer loans	3,273	31	3,304

Total	$1,728,236	$4,233,850	$5,962,086

The loan portfolio has a weighted-average expected life of 7.7 years and a weighted-average coupon interest rate of 5.4% at December 4, 2009. The expected life may be shorter or longer depending on the level of loan prepayments and credit losses. The average effective interest rate is expected to be higher due to accretion of discount.

Deposits

The AmTrust acquisition provided deposits of $8.2 billion at December 4, 2009. The following table presents a summary of the deposits assumed and the interest rates in effect at the acquisition date:

	December 4, 2009
(unaudited) (dollars in thousands)	Amount	Rate
Non-interest-bearing accounts	$613,678	—%
NOW and money market accounts	2,861,172	1.13
Savings accounts	878,365	0.95
Certificates of deposit under $100 thousand	2,710,134	2.22
Certificates of deposit $100 thousand and over	1,116,937	2.32
Certificates of deposit fair value adjustment	26,858	—

Total deposits	$8,207,144

The scheduled maturities of certificates of deposit at the acquisition date are as follows:

(unaudited) (in thousands)	December 4, 2009
3 months or less	$948,973
Over 3 months through 6 months	858,195
Over 6 months through 12 months	1,448,160
Over 12 months	571,743

Total	$3,827,071

Borrowings

The FHLB advances assumed at December 4, 2009 are both term and callable advances. The maturities shown are the contractual maturities for all advances. At December 4, 2009, $200.0 million of advances were callable in 2009 and $625.0 million of advances were callable in 2010. While the FHLB may call the advances to be repaid for any reason, they are likely to be called if market interest rates are higher than the advances’ stated rates on the call dates. We may repay the advances at any time with a prepayment penalty.

The following table summarizes the FHLB advances outstanding at December 4, 2009:

(unaudited) (dollars in thousands)	Amount	Contractual Rate
Year of Maturity:
2009	$415,000	0.14%
2010	1,000,222	4.06
2011	844	5.76
2012	53,114	4.37
2013	2,712	5.58
2014	100,532	3.79
2015	856	1.55
2017	200,000	3.86
2018	276,538	2.51
Fair value adjustment	69,814

Total	$2,119,632	3.06

The following table summarizes the repurchase agreements outstanding at December 4, 2009:

(unaudited) (dollars in thousands)	Amount	Contractual Rate
Year of Maturity:
2010	$400,000	4.73%
2012	50,000	4.21
Fair value adjustment	11,180

Total	$461,180	4.68

We extinguished these liabilities in December 2009 with a cash payment of $461.2 million.

Stockholders’ Equity and Regulatory Capital

The acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the December 4, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. The application of the acquisition method of accounting resulted in a net after-tax gain of $84.2 million, which increased our stockholders’ equity. A summary of the net assets acquired and the estimated fair value adjustments resulting in the net gain follows:

(unaudited) (in thousands)	December 4, 2009
AmTrust’s cost basis liabilities in excess of assets	$(2,799,630)
Cash payments received from the FDIC	3,220,650

Net assets acquired before fair value adjustments	421,020
Fair value adjustments:
Loans	(946,083)
FDIC loss share receivable	740,000
Core deposit intangible	40,797
FHLB borrowings	(69,814)
Repurchase agreements	(11,180)
Certificates of deposit	(26,858)
FDIC equity appreciation instrument	(8,275)

Pre-tax gain on the AmTrust acquisition	$139,607
Deferred income tax liability	(55,410)

Net after-tax gain on the AmTrust acquisition	$84,197

The net after-tax gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. As indicated in the preceding table, net liabilities of $2.8 billion (cost basis) were transferred to us in the AmTrust acquisition; in addition, the FDIC made a cash payment to us of $3.2 billion.

The $84.2 million net after-tax gain on the AmTrust acquisition increased the Company’s and the Community Bank’s regulatory capital. The Community Bank’s total assets and risk-weighted assets also increased as a result of the AmTrust acquisition. In addition, during the fourth quarter of 2009, the Company issued 69 million of its common shares, generating net proceeds of $864.9 million.

The minimum regulatory capital requirements and the actual capital ratios for the Community Bank and the Company as of December 31, 2009 are as follows:

	Minimum Regulatory Requirements	Actual
(unaudited)	Well Capitalized	New York Community Bank	New York Community Bancorp, Inc.
Tier 1 leverage capital ratio	5.00%	9.47%	10.03%
Tier 1 risk-based capital ratio	6.00	13.77	14.48
Total risk-based capital	10.00	14.29	15.03

Operating Results and Cash Flows

AmTrust’s operations will be included in our operating results from December 4, 2009. Our operating results are expected to reflect the benefit of the FDIC’s assistance with respect to losses on loans covered by the loss sharing agreements. A portion of the fair value adjustments related to the covered loans will be accreted to interest income as payments are received on the loans. The amount and timing of such discount accretion is dependent on our collection and loan workout efforts.

The covered loans acquired in the AmTrust acquisition are, and will continue to be, subject to our internal and external credit review. If and when credit deterioration is noted subsequent to the December 4, 2009 acquisition date, such deterioration will be (and has been) measured through our loss reserving methodology and a provision for loan losses will be charged to earnings with a partially offsetting credit to non-interest income reflecting the increase in the FDIC loss share receivable.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of FASB ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected losses related to these loans. As a result, our operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the fair value of these assets at the acquisition date. FASB ASC Topic 805 (“Business Combinations”) prohibits the carry-over or recognition of an allowance for loan losses under the acquisition method of accounting. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for covered loans acquired in the AmTrust acquisition was $8.0 billion and the estimated fair value of the loans was $4.7 billion, with an accretable yield of $2.1 billion. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity, and prevailing interest rates at the acquisition date.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance, or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or written down after we exhaust our best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered loans.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that we may experience will depend primarily on the ability of the borrowers whose loans are covered by the loss sharing agreements to make payments over time. As the loss sharing agreements are in effect for periods ranging up to ten years for one- to four-family loans and HELOCs and up to five years for consumer loans, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC loss share receivable) may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices. In addition, the Company recorded substantial fair value adjustments related to the purchase of these covered loans. A portion of these adjustments will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of our collection efforts on the delinquent covered loans.

Our cash flows will also be impacted by the AmTrust acquisition and the related loss sharing agreements. It is likely that a significant amount of covered loans will (a) experience inadequate collateral values to support loan repayment and/or (b) default. In such situations, our interest income will be reduced, causing cash flows to decline. In addition, we may charge off all or portions of such loans, further reducing our cash flows. However, as indicated above, the loss sharing agreements with the FDIC extend up to 10 years. During this time period, changing economic conditions, along with our efforts to collect and resolve covered loans, will cause cash flows from the covered loan portfolio to be uneven and difficult to estimate.

In addition, we acquired the mortgage-banking activities of AmTrust which involve the use of interest rate lock commitments to originate and purchase mortgage loans held for sale. These commitments are considered derivatives and are carried at fair value. Forward commitments to sell are also used in these mortgage banking activities and represent commitments obligating the Company to sell specified loans or mortgage-backed securities at a specified future date at a specified price. We enter into forward commitments to sell fixed rate mortgage-backed securities to protect against changes in the prices of conforming fixed rate loans held for sale. Most forward commitments to sell are entered into with primary dealers. Entering into commitments to purchase or sell loans or mortgage-backed securities presents a risk to us if we are not able to deliver the loans or securities on the appropriate delivery date. Should this occur, we may be required to pay fees to the buyer.

Liquidity

We believe that our liquidity position was improved as a result of this transaction. At the December 4, 2009 acquisition date, we acquired $809.1 million in cash and cash equivalents, excluding the $3.2 billion in cash due from (and subsequently paid by) the FDIC to consummate the acquisition, and $760.0 million in investment securities, all of which have been classified as available for sale. At December 4, 2009, most of the securities were pledged to secure FHLB borrowings and repurchase agreements. Subsequent to this date, we have fully repaid AmTrust’s repurchase agreements and, accordingly, most of the related collateral has been returned to us. The acquired cash will be used to manage deposit flows, to originate loans, and for operating cash needs. The $3.2 billion in cash received from the FDIC compensates for the liabilities assumed in excess of the assets acquired.

The Community Bank has a secured line of credit with the FHLB of New York. This line of credit does not yet reflect certain assets acquired from AmTrust which may be eligible to be pledged and which we believe will increase the Community Bank’s borrowing capacity. Additional liquidity stems from the Community Bank’s portfolio of available-for-sale securities, the deposits we gather through our branches, and the use of wholesale funding sources, including brokered deposits and wholesale borrowings.

Forward-Looking Information

This Report on Form 8-K/A contains certain forward-looking information about the Company and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied by, or projected by, such forward-looking statements. A discussion of risks, uncertainties, and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) Part I: Item 1A, “Risk Factors,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008; and under (b) Item 1A, “Risk Factors,” in Part II, “Other Information,” in the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2009.

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

•	Report of Independent Registered Public Accounting Firm;

•	Statement of Assets Acquired and Liabilities Assumed at December 4, 2009 (audited); and

•	Notes to Statement of Assets Acquired and Liabilities Assumed.

(d) Exhibits.

Exhibit No.	Description

23.1	Consent of KPMG LLP

99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at December 4, 2009 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2010	NEW YORK COMMUNITY BANCORP, INC.

/S/ THOMAS R. CANGEMI
Thomas R. Cangemi
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of KPMG LLP

99.2	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at December 4, 2009 Notes to Statement of Assets Acquired and Liabilities Assumed